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                                                                  EXHIBIT 21


            AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

                        SUBSIDIARIES OF THE REGISTRANT


                                                             Organized under
                       Name of Subsidiary                      the laws of
                       ------------------                    ---------------

Amerada Hess Canada Ltd.  ................................   Canada

Amerada Hess Limited  ....................................   United Kingdom

Amerada Hess Norge A/S  ..................................   Norway

Amerada Hess Oil Corporation of Abu Dhabi  ...............   Delaware

Amerada Hess Pipeline Corporation  .......................   Delaware

Amerada Hess (Port Reading) Corporation  .................   Delaware

Amerada Hess Production Gabon  ...........................   Gabon

Amerada Hess Shipping Corporation  .......................   Liberia

Caribbean Capital (Barbados) Limited  ....................   Barbados

Hess Oil St. Lucia Limited  ..............................   St. Lucia

Hess Oil Virgin Islands Corp.  ...........................   U.S. Virgin Islands

Jamestown Insurance Company Limited  .....................   Bermuda

Seal Island Shipping Corporation .........................   Liberia


Other subsidiaries (names omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary)


Each of the foregoing subsidiaries conducts business under the name listed, and is 100% owned by the Registrant, except for Amerada Hess Production Gabon, which is 55% owned by the Registrant.